Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sirius XM Radio Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sirius XM Radio Inc. of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years then ended and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Sirius XM Radio Inc. incorporated herein by reference, and of our reports dated June 29, 2009, with respect to the statement of net assets available for benefits of Sirius Satellite Radio 401(k) Savings Plan as of December 31, 2008 and the related statement of changes in net assets available for benefits for the year ended December 31, 2008 and the related supplemental Schedule H, which report appears in the December 31, 2008 Form 11-K of Sirius Satellite Radio 401(k) Savings Plan incorporated herein by reference.
/s/ KPMG LLP
New York, NY
May 7, 2010